U.S. SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549


                               FORM 3


          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

   1.     Name and Address of Reporting Person:

                 Thomas Hallquest

                  975 Martin Avenue
           Green Cove Springs, Florida 32043



   2.     Date of Event Requiring Statement (Month/Day/Year):

                               4/15/98

   3.     IRS or Social Security Number of Reporting Person
          (Voluntary):

   4.     Issuer Name and Ticker or Trading Symbol:

          Vector Aeromotive Corporation
          Symbol: VAC
          CIK: 830664

   5.     Relationship of Reporting Person to Issuer:   Officer

   6.     If Amendment, Date of Original (Month/Day/Year):   N/A

   7.     Individual or Joint/Group Filing:
          Form filed by One Reporting Person





   Table I - Non-Derivative Securities Beneficially Owned

   1.     Title of Security:     Common Stock

   2.     Amount of Securities Beneficially Owned: 27,000

   3.     Ownership Form (Direct (D) or Indirect (I): D

   4.     Nature of Indirect Beneficial Ownership:  N/A


   Table II - Derivative Securities Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)


   1.     Title of Derivative Security:     NONE

   2.     Date Exercisable and Expiration Date (Month/Day/Year):

          Date Exercisable:     N/A
          Expiration Date:      N/A

   3.     Title and Amount of Securities
          Underlying Derivative Security:

          Title:     N/A

          Amount or Number of Shares:     N/A

   4.     Conversion or Exercise Price of Derivative Security:  N/A

   5.     Ownership Form of Derivative Security:
          Direct (D) or Indirect (I):     N/A

   6.     Nature of Indirect Beneficial Ownership:     N/A



   /s/ Thomas Hallquest                 Date: April 21. 1998

   *Signature of reporting Person


   *Intentional misstatements or omissions of facts constitute
   Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C.
   78f(a).